Exhibit 99.1

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
Contacts:	Media:	Harry Anderson (805) 563-6816
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Robert C. Nakasone Joins Tenet's
Board of Directors

Company Sets Annual Shareholder Meeting For July 23

        SANTA BARBARA, Calif.—May 7, 2003—Tenet Healthcare Corporation (NYSE: THC) announced today that Robert C. Nakasone, former chief executive officer of Toys "R" Us, Inc., has been elected to the company's board of directors.

        "We are extremely pleased to welcome Bob to the board," said Jeffrey C. Barbakow, Tenet's chairman and chief executive officer. "Bob has a tremendous amount of top-level management experience, having led a global company with more than $11 billion in annual sales and over 1,500 retail stores. Together with Ed Kangas, the former chairman and chief executive officer of Deloitte Touche Tohmatsu, who also recently joined the board, the addition of Bob Nakasone demonstrates the seriousness of our commitment to adding high-caliber independent directors."

        Nakasone said, "The steps Tenet has taken over the past several months clearly show that the company is committed to doing what's right for shareholders, patients, employees and the communities in which it operates. I look forward to working with the rest of the Tenet board to ensure that Tenet continues on the right path."

        In April, Tenet announced it would add four new independent directors to the board. Two of these new directors have now been named, and the Company expects to name additional directors shortly. In addition to designating an independent director to serve as non-executive chairman, the board will also appoint new heads of its compensation, audit and nominating committees.

        Tenet also announced today that the company will hold its 2003 annual meeting of shareholders on July 23. Shareholders of record as of June 2 will be entitled to vote at the meeting. Pursuant to the company's bylaws, if a shareholder wishes to transact any business or propose a nominee or nominees for director at the meeting, his or her notice to the Secretary of the Company must be delivered to or mailed and received at Tenet's headquarters in proper written form by the close of business on May 19th. The address of Tenet's headquarters is 3820 State Street, Santa Barbara, CA 93105, and the fax number is (805) 563-7085. The deadline for shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, expired on April 16, 2003. Tenet will be filing a preliminary proxy statement with the Securities and Exchange Commission (SEC) shortly. Upon receiving SEC clearance, the proxy statement will be mailed to shareholders.

        Nakasone, 55, spent 14 years at Toys "R" Us, Inc. from 1985 to 1999 in increasingly senior management positions, most recently as chief executive officer. He currently is principal of NAK

Enterprises, L.L.C., an investment and consulting company. Nakasone was a founding director of Staples Inc. (NASDAQ: SPLS) and has been a director of Staples since 1986 and of eFunds Corporation (NASDAQ: EFDS) since earlier this year. A Trustee of Claremont McKenna College, he holds a B.A. degree from Claremont McKenna College and an M.B.A. from the University of Chicago.

        Adding new independent directors to the board is one of a series of recent moves by Tenet to address the company's challenges and position it for future growth. Since December, the company also has, among other things, (1) announced a strategic alliance with the Service Employees International Union (SEIU) and the American Federation of Federal, State, County and Municipal Employees (AFSCME) designed to strengthen the company's business position, (2) announced a decision to sell non-core assets, reduce operating expenses, and accelerate share repurchases as part of its plan to sharpen its strategic focus, (3) begun expensing the cost of stock options granted to executives, (4) changed to a calendar year for financial reporting to enhance comparability with other hospital companies, (5) adopted a new policy on Medicare outlier payments, (6) restructured its operating divisions and regions, (7) promoted its top hospital executives to the senior executive management team, (8) placed a seasoned hospital executive who is also a medical doctor in charge of its large California market, (9) announced a comprehensive set of initiatives designed to enhance corporate governance, and (10) established a groundbreaking new policy for uninsured patients that includes an offer, subject to government approval, of managed care-style pricing.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,882 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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[NOTE TO EDITORS: A digital photo of Robert C. Nakasone is available by email. Please call Maria Martinez in Tenet's Corporate Communications Department at 805.563.6975.]

        Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

ADDITIONAL INFORMATION

        Tenet Healthcare Corporation will file a proxy statement in connection with its 2003 annual meeting of shareholders. Tenet shareholders are strongly advised to read the proxy statement relating to Tenet's 2003 annual meeting of shareholders when it becomes available, as it will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Tenet with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Tenet's Internet Web site at www.tenethealth.com or by writing to Tenet Healthcare Corporation, Investor Relations, P.O. Box 31907, Santa Barbara, Calif. 93130. Tenet expects to mail its definitive proxy statement to each shareholder of record. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners Inc., at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

        Tenet, its executive officers and directors may be deemed to be participants in a solicitation of proxies for Tenet's 2003 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by Tenet with the Securities and Exchange Commission on April 24, 2003.